EXHIBIT 10(t)

                              Employment Agreement

                  THIS AGREEMENT made this 5th day of April, 1993, but effective April 5, 1993, by and between Houston Lighting & Power Company, a Texas corporation (the "Company" herein), and William T. Cottle ("Mr. Cottle" herein);

                              W I T N E S S E T H:

                  WHEREAS, the Company and Mr. Cottle each desire that the Company's agreement to employ Mr. Cottle and to pay him unfunded supplemental pension benefits be set forth in writing;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and in consideration of Mr. Cottle's accepting employment with the Company, the Company and Mr. Cottle agree as follows:

                  1. EMPLOYMENT. The Company hereby employs Mr. Cottle, and Mr. Cottle hereby accepts employment with the Company, from and after the effective date of this Agreement as Group Vice President-Nuclear and in such other executive capacities as may be determined from time to time by the Company. As used in this Agreement, "employment with the Company" shall mean employment with Houston Lighting & Power Company or with Houston Industries Incorporated or with any wholly-owned subsidiary of either of said companies.

                  2. EXTENT OF SERVICES. Mr. Cottle agrees to devote his services full time to the business of the Company and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by appropriate management of the Company.

                  3. TERM. The term of this Agreement shall commence on April 5, 1993 and shall continue indefinitely thereafter, subject to termination by the Company or by Mr. Cottle at any time, with or without cause, on thirty days notice to the other.
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                  4. COMPENSATION. As compensation for the services to be
rendered by Mr. Cottle under this Agreement, the Company agrees to pay Mr. Cottle an annual salary of $235,000, payable in accordance with the general practices of the Company. The provisions of this paragraph 4 shall not operate as a limitation upon, or as a direction against, the exercise by the Board of Directors of the Company of its power and discretion to grant salary increases, bonuses, or other additional direct or indirect compensation or benefits to or on behalf of Mr. Cottle if, in the judgment of the Board of Directors, such action is in the best interest of the Company. Mr. Cottle's annual salary may be reduced during the term of this Agreement if the Company is effecting a general percentage salary decrease for other officers of equal position or rank.

                  5. RETIREMENT, DISABILITY AND DEATH BENEFITS. Upon Mr. Cottle's termination of employment with the Company for any reason with or without cause, Mr. Cottle, or his spouse in the event of his death, shall be entitled to receive a pension, disability or death benefit provided under the Retirement Plan for Employees of Houston Industries Incorporated (or the successor plan thereto) (the "Retirement Plan") on the same basis as any other employee participating in the Retirement Plan.

                  In addition, if Mr. Cottle's termination is after April 5, 2003 (that is, after ten years of employment with the Company), a supplemental pension, disability or death benefit shall be payable to Mr. Cottle, or his spouse in the event of his death, out of the general funds of the Company and will be calculated in the same manner and payable under the same terms and conditions as the pension, disability or death benefit provided for under the Retirement Plan, provided, however, that (i) the supplemental benefit shall be determined as if Mr. Cottle had been an employee of the Company throughout the ten-year period commencing ten years before April 5, 1993, the effective date of this Agreement, as well as during the period of his employment with the Company for and after April 5, 1993 (all of such service to be counted for purposes of eligibility, vesting, benefit accrual, minimum pensions and the fulfillment of service requirements for any pension, disability or death benefit under the Retirement Plan) and (ii) the supplemental benefit shall be reduced by

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any benefit received by Mr. Cottle or his spouse under the Retirement Plan as described in the paragraph above.

                  6. OTHER EMPLOYEE BENEFITS. Throughout the term of Mr. Cottle's employment with the Company, he shall be eligible to participate on the same basis as other eligible employees in the Retirement Plan, the Savings Plan of Houston Industries Incorporated and any other qualified plan of the Company, and he shall be eligible to participate in any long-term disability plan, group life insurance plan, group medical and dental plan, and any other employee benefit plan maintained by the Company for its regular employees. For purposes of participation in these employee benefit plans, Mr. Cottle's service with the Company shall commence on April 5, 1993.

                  Mr. Cottle shall be eligible for four weeks of vacation per year following one year's service. Annual vacation entitlement beyond four weeks per year will be in accordance with the Company's vacation policy for employees generally. Mr. Cottle shall be furnished an automobile and home security system in accordance with the Company's policy covering officers of equal position or rank, and Mr. Cottle shall be furnished a luncheon club membership in Houston or Lake Jackson to be used for business purposes of the Company. Mr. Cottle will also be eligible for the Company's Relocation Assistance Plan.

                  7. EXECUTIVE BENEFITS. Mr. Cottle shall be eligible to participate in the Company's Executive Incentive Compensation Plan and Long-Term Incentive Compensation Plan at a target award level of 40% of annual salary. Participation in the Executive Incentive Compensation Plan shall commence in the 1994 calendar year. In addition, the Company will pay Mr. Cottle an amount equal to 75% of the award which would have been payable to him under the Executive Incentive Compensation Plan (based on Mr. Hall's goals and Mr. Cottle's salary) if Mr. Cottle had been eligible for participation in 1993. Restricted shares for the 1993-1995 performance cycle will be awarded on a pro-rata basis to Mr. Cottle under the Long-Term Incentive Compensation Plan; options will be granted in early January 1994. Mr. Cottle shall also be eligible to participate in the Company's Deferred
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Compensation Plan, Executive Benefits Plan, Benefit and Savings Restoration
Plans and shall be eligible to participate on the same basis as other group vice presidents of the Company in any other executive compensation plan or program of the Company which may from time to time cover such officers of the Company.

                  8. WITHHOLDING OF TAXES. The Company shall deduct from any payments hereunder any taxes required to be withheld by the federal or any state or local government.

                  9. PROHIBITION AGAINST ASSIGNMENT. Mr. Cottle agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and unfunded benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way. Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

                  10. CONTROLLING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

                  11. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of any successor of this Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or gains control of the Company.

                  12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             HOUSTON LIGHTING & POWER COMPANY

                             By: /S/ DON D. JORDAN
                                     Don D. Jordan, Chairman of the Board
                                     and Chief Executive Officer

                                 /S/ WILLIAM T. COTTLE
                                     William T. Cottle